EXHIBIT 99.1
Forterra Announces Third Quarter 2020 Results

Irving, TX - GLOBE NEWSWIRE - October 28, 2020 - Forterra, Inc. (“Forterra” or “the Company”) (NASDAQ: FRTA), a leading manufacturer of water and drainage infrastructure pipe and products in the United States and Eastern Canada, today announced results for the quarter ended September 30, 2020.

Third Quarter 2020 Highlights and Recent Developments

•Increased gross profit by 23.7% to $126.3 million as compared to $102.1 million in the prior year quarter and improved gross profit margin by 560 basis points year-over-year
•Net income increased by 28.6% to $28.8 million compared to $22.4 million in the prior year quarter
•Increased Adjusted EBITDA1 by 23.8% to $99.0 million as compared to $80.0 million in the prior year quarter, and Adjusted EBITDA margin1 improved by 440 basis points year-over-year
•Year-to-date operating cash flow increased by 147% to $162.6 million, compared to $65.7 million in the prior year period
•Voluntarily prepaid $143.7 million of term loan, reducing Net Leverage Ratio2 to 4.2x from 6.1x at the beginning of the year and from 6.7x at the end of the third quarter of 2019
•Received credit rating upgrades from both Moody’s and S&P
•Received favorable arbitration decision in earnout dispute with HeidelbergCement AG

Forterra CEO Karl Watson, Jr. commented, “The third quarter was another solid one for the company despite the continued challenges associated with the COVID-19 pandemic. We generated progressive improvement in Adjusted EBITDA, Adjusted EBITDA margin, and operating cash flow in the quarter. Additionally, we received a favorable arbitration decision in connection with the Heidelberg earnout dispute, and lastly, both rating agencies issued credit rating upgrades, which highlight the progress we have made since 2019."

1 A reconciliation of non-GAAP financial measures, including Adjusted EBITDA, Adjusted EBITDA margin and net debt, to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.
2 Ratio represents net debt divided by adjusted EBITDA for the prior twelve-month period. Net debt and adjusted EBITDA are non-GAAP measures and a reconciliation thereof to comparable GAAP financial measures is provided in the reconciliation of Non-GAAP measures section of this press release.

"We continue to demonstrate our ability to achieve higher profitability and cash flow. Importantly, we were able to continue to expand our gross profit margins and our Adjusted EBITDA margins, thus generating higher operating cash flow in both segments despite a double-digit decline in shipment volumes year-over-year in our Drainage segment. These results reflect our continued progress towards earning a full and fair return on the products we produce and the capital we have deployed. As we carry this momentum through the remainder of the year, we now expect our full year 2020 net income in the range of $30 to $40 million, and Adjusted EBITDA in the range of $265 to $280 million.”

Mr. Watson continued, “With the amount of debt we voluntarily prepaid so far this year, our net leverage ratio2 was reduced to 4.2x at the end of the quarter, and we expect to achieve our target of 3-3.5x in the near term. This improvement was only possible due to the dedication and hard work of our team members. I cannot thank them enough for their achievements.”

Segment Results
Drainage Pipe & Products (“Drainage”) - Key Financial and Operational Statistics:

Key Financial Statistics ($ in millions)	Q3 2020	Q3 2019

Net Sales	$256.6	$280.7
Gross Profit	71.9	74.3
EBITDA	64.8	67.4
Adjusted EBITDA[1]	68.4	69.6
Gross Profit Margin	28.0%	26.5%
Adjusted EBITDA Margin[1]	26.7%	24.8%

Key Operational Statistics[3]	Q3 2020 vs. Q3 2019

Shipment Volumes	-16%
Average Selling Prices	+8%

Drainage net sales decreased by 8.6% to $256.6 million, compared to $280.7 million in the prior year quarter. The decrease in net sales was driven by lower shipment volumes primarily due to less favorable weather conditions during the quarter as compared to last year and our margin-enhancing value before volume commercial strategy. The decline in volumes was partially offset by higher average selling prices across all regions which was caused by a combination of both true pricing improvement and the effect of product and geographic sales mix.

3 Operational statistics only pertain to pipe and precast products and do not include other services, non-volume-based products, or non-core products. Pipe and precast products revenue accounted for approximately 90% of Drainage segment revenue.

Drainage gross profit decreased slightly to $71.9 million compared to $74.3 million in the prior year quarter, driven by the lower shipment volumes. However, Drainage gross profit margin increased by 150 basis points to 28% from 26.5% in the prior year quarter, primarily driven by the higher average selling price that exceeded the increase in input costs. Consequently, Drainage EBITDA, Adjusted EBITDA1 and Adjusted EBITDA margin1 were $64.8 million, $68.4 million and 26.6%, respectively, as compared to the prior year quarter of $67.4 million, $69.6 million and 24.8%, respectively.

Water Pipe & Products (“Water”) - Key Financial and Operational Statistics:

Key Financial Statistics ($ in millions)	Q3 2020	Q3 2019

Net Sales	$201.0	$183.8
Gross Profit	54.4	27.8
EBITDA	47.0	25.6
Adjusted EBITDA[1]	47.0	25.8
Gross Profit Margin	27.1%	15.1%
Adjusted EBITDA Margin[1]	23.4%	14.0%

Key Operational Statistics[4]	Q3 2020 vs. Q3 2019

Shipment Volumes	-2%
Average Selling Prices	+17%

Water net sales increased by 9.4% to $201.0 million, compared to $183.8 million in the prior year quarter. The increase in net sales was primarily driven by higher average selling prices while shipment volumes were relatively flat year-over-year.

Water gross profit and gross profit margin increased to $54.4 million and 27.1%, respectively, compared to $27.8 million and 15.1%, respectively, in the prior year quarter. Water EBITDA, Adjusted EBITDA1 and Adjusted EBITDA margin1 increased to $47.0 million, $47.0 million and 23.4%, respectively, compared to $25.6 million, $25.8 million and 14.0%, respectively, in the prior year quarter. The higher gross profit and gross profit margin primarily reflect the benefit of higher average selling prices and cost controls from operational improvement initiatives, partially offset by higher compensation costs. The improvements in EBITDA, Adjusted EBITDA and Adjusted EBITDA margin were driven by higher gross profit, partially offset by higher general and administrative expenses primarily related to a non-recurring legal accrual.

4 Operational statistics only pertain to ductile iron pipe products and do not include other services, non-volume-based products, or non-core products. Ductile iron pipe revenue accounted for more than 85% of Water segment revenue.

Corporate and Other (“Corporate”) - Third Quarter 2020 Results
Corporate EBITDA and Adjusted EBITDA1 losses were $30.6 million and $16.4 million, respectively, in the third quarter of 2020 compared to $17.2 million and $15.4 million, respectively, in the prior year quarter. On a reported basis, the increase in Corporate segment EBITDA loss was primarily driven by a $11.5 million loss on extinguishment of debt as a result of the Company’s prepayments of long-term debt and the consequent write-offs of the corresponding debt issuance costs. This non-cash charge was excluded when calculating Adjusted EBITDA. On an adjusted basis, the year-over-year increase in Corporate EBITDA loss was slightly higher than prior year due to increased annual bonus accruals driven by the significantly improved business performance.

Balance Sheet, Liquidity and Cash Flow
In July 2020, the Company completed the offering of $500 million senior secured notes due in 2025 and used the net proceeds to prepay $492.5 million of its term loan. In addition, during the third quarter the Company continued voluntary prepayments of its term loan in the amount of $128.2 million using the cash flow generated from business operations, bringing year-to-date voluntary prepayments to a total of $143.7 million, excluding the amount repaid with proceeds from the note offering, compared to $16.5 million in the prior year period.

The Company’s net leverage ratio2 as of September 30, 2020 was 4.2x, compared to 6.1x at December 31, 2019 and 6.7x at September 30, 2019, and the Company remains committed to its communicated plan to reduce leverage to between 3.0x and 3.5x in the near term.

On September 29, 2020, Moody’s Investors Service upgraded the Company’s Corporate Family Rating to B1 from B3 and senior secured ratings to B2 from B3. On October 2, 2020, S&P Global Ratings upgraded the Company’s issuer credit rating to B from B-, and issuer-level ratings on the Company’s term loan and senior secured notes to B from B-. The outlook from both rating agencies remains stable.

2020 Outlook
Regarding the Company’s 2020 outlook, Mr. Watson stated, “We expect shipment volumes in the fourth quarter to continue to be lower than the prior year level; however, we believe the decline in Drainage will be less than what we experienced during the third quarter and Water will be about the same. We believe our continued execution on plant-level operational discipline and enhanced commercial capabilities will further expand our product unit margin, and therefore improve our profit margins year-over-year. As a result, we expect our net income for the full year 2020 to be in the range of $30 million to $40 million and Adjusted EBITDA to be in the range of $265 million to $280 million. In addition, we expect our voluntary prepayments of long-term debt to be between $170 million and $185 million for the year.”

Conference Call and Webcast Information
Forterra will host a conference call to review its third quarter 2020 results on October 29 at 10:00 a.m. Eastern Time (9:00 a.m. Central Time). The dial-in number for the call is 574-990-1396 or toll free 844-498-0572. The participant passcode is 6592608. Please dial in at least five minutes prior to the call to register. The call may also be accessed via a webcast which is available on the Investors section of the Company’s website at http://forterrabp.com. A replay of the conference call and archive of the webcast will be available for 30 days under the Investor section of the Company's website.

About Forterra
Forterra is a leading manufacturer of water and drainage pipe and products in the U.S. and Eastern Canada for a variety of water-related infrastructure applications, including water transmission, distribution, drainage and stormwater systems. Based in Irving, Texas, Forterra’s product breadth and scale help make it a preferred supplier for water-related pipe and products, serving a wide variety of customers, including contractors, distributors and municipalities. For more information on Forterra, visit http://forterrabp.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements may be identified by the use of words such as "anticipate", "believe", "expect", "estimate", "plan", "outlook", and "project" and other similar expressions that predict or indicate future events or trends or that are not statements of historical matters. Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on historical information available at the time the statements are made and are based on management's reasonable belief or expectations with respect to future events, and are subject to risks and uncertainties, many of which are beyond the Company's control, that could cause actual performance or results to differ materially from the belief or expectations expressed in or suggested by the forward-looking statements.

Some of the risks and uncertainties that could cause actual results to differ materially from those expressed in any forward-looking statements include risks and uncertainties relating to the impacts of the COVID-19 pandemic; the level of construction activity, particularly in the residential construction and non-residential construction markets; government funding of infrastructure and related construction activities; the highly competitive nature of our industry and our ability to effectively compete; the availability and price of the raw materials we use in our business; the ability to implement our growth strategy; our dependence on key customers and the absence of long-term agreements with these customers; the level of construction activity in Texas; energy costs; disruption at one or more of our manufacturing facilities or in our supply chain; construction project delays and our inventory management; our ability to successfully integrate acquisitions; labor disruptions and other union activity; a tightening of mortgage lending or mortgage financing requirements; the possibility that HeidelbergCement will dispute the arbitrator’s recent decision that no earnout payment is owed; compliance with environmental laws and regulations; compliance with health and safety laws and regulations and other laws and regulations to which we and our products are subject to; our dependence on key executives and key management personnel; our ability, or that of the customers with which we work, to retain and attract additional skilled and non-skilled technical or sales personnel; credit and non-payment risks of our customers; warranty and related claims; legal and regulatory claims; the seasonality of our business and its susceptibility to adverse weather; our contract backlog; our ability to maintain sufficient liquidity and ensure adequate financing or guarantees for large projects; delays or outages in our information technology systems and computer networks; security breaches in our information technology systems and other cybersecurity incidents and additional factors discussed in our filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, for additional information regarding the risks and uncertainties that may cause actual results to differ materially from those expressed in any forward-looking statement.

EXHIBIT 99.1
Condensed Consolidated Statements of Operations
(in millions, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net sales	$457.6	$464.5	$1,214.6	$1,166.6
Cost of goods sold	331.3	362.4	924.0	936.8
Gross profit	126.3	102.1	290.6	229.8
Selling, general & administrative expenses	(57.1)	(55.2)	(164.6)	(165.3)
Impairment and exit charges	(1.4)	(0.5)	(2.5)	(1.3)
Other operating income, net	0.2	0.8	(0.4)	1.0
	(58.3)	(54.9)	(167.5)	(165.6)
Income from operations	68.0	47.2	123.1	64.2

Other income (expense)
Interest expense	(20.1)	(23.3)	(60.5)	(73.7)
Gain (loss) on extinguishment of debt	(11.5)	0.4	(11.5)	0.3
Earnings from equity method investee	2.3	4.0	8.2	9.0
Income (loss) before income taxes	38.7	28.3	59.3	(0.2)
Income tax (expense) benefit	(9.9)	(5.9)	(17.4)	0.5
Net income	$28.8	$22.4	$41.9	$0.3

Earnings per share:
Basic	$0.44	$0.35	$0.64	$0.01
Diluted	$0.42	$0.34	$0.62	$0.01

Weighted average common shares outstanding:
Basic	65.3	64.2	65.1	64.1
Diluted	68.7	65.0	67.9	64.5

Condensed Consolidated Balance Sheets
(in millions)

	September 30, 2020	December 31, 2019
ASSETS	(unaudited)
Current assets
Cash and cash equivalents	$32.8	$34.8
Receivables, net	276.8	205.8
Inventories	219.3	238.5
Prepaid expenses	11.8	11.0
Other current assets	1.4	8.9
Total current assets	542.1	499.0
Non-current assets
Property, plant and equipment, net	444.7	475.6
Operating lease right-of-use assets	55.8	60.3
Goodwill	508.5	508.8
Intangible assets, net	111.7	142.7
Investment in equity method investee	50.7	50.0
Other long-term assets	5.2	3.7
Total assets	$1,718.7	$1,740.1

LIABILITIES AND EQUITY
Current liabilities
Trade payables	$143.3	$102.4
Accrued liabilities	110.0	88.8
Deferred revenue	8.2	9.5
Current portion of long-term debt	12.5	12.5
Current portion of tax receivable agreement	8.7	13.2
Total current liabilities	282.7	226.4
Non-current liabilities
Senior term loan	456.7	1,085.8
Senior secured notes	491.6	—
Long-term finance lease liabilities	141.4	137.4
Long-term operating lease liabilities	51.6	54.4
Deferred tax liabilities	25.5	28.9
Other long-term liabilities	35.3	22.0
Long-term tax receivable agreement	64.2	64.2
Total liabilities	1,549.0	1,619.1
Equity
Common stock, $0.001 par value, 190,000 shares authorized; 65,673 and 64,741 shares issued and outstanding	—	—
Additional paid-in-capital	253.9	244.5
Accumulated other comprehensive loss	(9.7)	(7.1)
Retained deficit	(74.5)	(116.4)
Total shareholders' equity	169.7	121.0
Total liabilities and shareholders' equity	$1,718.7	$1,740.1

Condensed Consolidated Statements of Cash Flows
(in millions)

	Nine months ended
	September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES	(unaudited)
Net income	$41.9	$0.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation & amortization expense	67.3	73.0
Loss on disposal of property, plant and equipment	1.9	1.6
(Gain) loss on extinguishment of debt	11.5	(0.4)
Amortization of debt discount and issuance costs	5.3	6.0
Stock-based compensation expense	7.8	4.8
Impairment charges	1.3	—
Earnings from equity method investee	(8.2)	(9.0)
Distributions from equity method investee	7.5	6.5
Unrealized loss on derivative instruments, net	0.9	5.9
Unrealized foreign currency loss, net	0.3	—
Provision (recoveries) for doubtful accounts	0.2	0.5
Deferred taxes	(3.5)	(11.7)
Other non-cash items	3.8	(0.2)
Change in assets and liabilities:
Receivables, net	(71.2)	(88.1)
Inventories	18.8	29.1
Other current assets	6.3	1.3
Accounts payable and accrued liabilities	59.3	37.3
Other assets and liabilities	11.4	8.8
NET CASH PROVIDED BY OPERATING ACTIVITIES	162.6	65.7

CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property, plant and equipment, and intangible assets	(15.5)	(44.3)
Proceeds from sale of fixed assets	10.7	10.6
NET CASH USED IN INVESTING ACTIVITIES	(4.8)	(33.7)

CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from senior secured notes	500.0	—
Payment of debt issuance costs	(11.3)	—
Repayments of term loans	(644.9)	(25.1)
Proceeds from revolver	180.0	54.0
Repayments of revolver	(180.0)	(54.0)
Proceeds from issuance of common stock	2.3	1.3
Payment pursuant to tax receivable agreement	(4.4)	—
Other financing activities	(1.2)	(0.6)
NET CASH USED IN FINANCING ACTIVITIES	(159.5)	(24.4)
Effect of exchange rate changes on cash	(0.3)	0.5
Net change in cash and cash equivalents	(2.0)	8.1
Cash and cash equivalents, beginning of period	34.8	35.8
Cash and cash equivalents, end of period	$32.8	$43.9

SUPPLEMENTAL DISCLOSURES:
Cash interest paid	$44.3	$59.1
Income taxes paid, net	8.8	5.1

Non-GAAP Measures
(unaudited)

Reconciliation of Non-GAAP Measures
In addition to our results calculated under generally accepted accounting principles in the United States ("GAAP"), in this earnings release we also present Adjusted EBITDA and Adjusted EBITDA margin. Adjusted EBITDA and Adjusted EBITDA margin are non-GAAP measures and have been presented in this earnings release as supplemental measures of financial performance that are not required by, or presented in accordance with GAAP. We calculate Adjusted EBITDA as the sum of net income (loss), before interest expense (including (gains) losses from extinguishment of debt), depreciation and amortization, income tax benefit (expense) and before (gains) losses on the sale of property, plant and equipment, impairment and exit charges and certain other non-recurring income and expenses, such as transaction costs, inventory step-up impacting margin, non-cash compensation expense and pro-rata share of Adjusted EBITDA from equity method investee, minus earnings from equity method investee. Adjusted EBITDA margin represents Adjusted EBITDA as a percentage of net sales.

Adjusted EBITDA and Adjusted EBITDA margin are presented in this earnings release because they are important metrics used by management as one of the means by which it assesses our financial performance. Adjusted EBITDA and Adjusted EBITDA margin are also frequently used by analysts, investors and other interested parties to evaluate companies in our industry. We use Adjusted EBITDA and Adjusted EBITDA margin as supplements to GAAP measures of performance to evaluate the effectiveness of our business strategies, to make budgeting decisions, to allocate resources and to compare our performance relative to our peers. Adjusted EBITDA and Adjusted EBITDA margin are also important measures for assessing our operating results and evaluating each operating segment’s performance on a consistent basis, by excluding the impacts of depreciation, amortization, income tax expense, interest expense and other items not indicative of ongoing operating performance. Additionally, these measures, when used in conjunction with related GAAP financial measures, provide investors with additional financial analytical framework which management uses, in addition to historical operating results, as the basis for financial, operational and planning decisions and present measurements that third parties have indicated are useful in assessing the Company and its results of operations.

Adjusted EBITDA and Adjusted EBITDA margin have certain limitations. Adjusted EBITDA should not be considered as an alternative to consolidated net income (loss), and in the case of our segment results, Adjusted EBITDA should not be considered an alternative to EBITDA, which the chief operating decision maker reviews for purposes of evaluating segment profit, or in the case of any of the non-GAAP measures, as a substitute for any other measure of financial performance calculated in accordance with GAAP. Similarly, Adjusted EBITDA margin should not be considered as an alternative to gross margin or any other margin calculated in accordance with GAAP. These measures also should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items for which these non-GAAP measures make adjustments. Additionally, Adjusted EBITDA and Adjusted EBITDA margin are not intended to be liquidity measures because of certain limitations such as: (i) they do not reflect our cash outlays for capital expenditures or future contractual commitments; (ii) they do not reflect changes in, or cash requirements for, working capital; (iii) they do not reflect interest expense, or the cash requirements necessary to service interest, or principal payments, on indebtedness; (iv) they do not reflect income tax expense or the cash necessary to pay income taxes; and (v) although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and these non-GAAP measures do not reflect cash requirements for such replacements.

This release also presents both GAAP and non-GAAP financial measures on a last twelve month (“LTM”) basis. LTM information corresponding to fiscal years (i.e., the periods ended Q4 2019) reflects our audited historical results for such fiscal years presented in accordance with GAAP. Information presented for other LTM periods (i.e., the periods ended Q3 2019, Q1 2020, Q2 2020 and Q3 2020) reflect unaudited trailing four quarter financial information calculated by starting with the results from the most recent audited fiscal year included in such LTM period and then (x) adding quarterly information for subsequent fiscal quarters and (y) subtracting quarterly information for the corresponding prior year period. For example, LTM Q3 2020 has been calculated by starting with the data from the twelve months ended Q4 2019 and then adding data for the nine months ended Q3 2020, followed by subtracting data for the nine months ended Q3 2019. This presentation is not in accordance with GAAP. However, we believe this information is useful to investors as we use it to evaluate our financial performance for ongoing planning purposes, including a continuous assessment of our financial performance in comparison to budgets and internal projections. We also use such LTM financial data to test compliance with covenants under our debt facilities. This presentation has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Please see our Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q for the relevant periods for the historical amounts used to calculate the LTM information presented.

This release also includes Net debt, a non-GAAP measure that represents the sum of long-term debt, the current portion of long-term debt, debt issuance cost and original issue discount and finance lease liabilities less cash and cash equivalents. Management uses net debt as one of the means by which it assesses financial leverage, and it is therefore useful to investors in evaluating our business using the same measures as management. Net debt is also useful to investors because it is often used by securities analysts and other interested parties in evaluating our business. Net debt does however have certain limitations and should not be considered as an alternative to or in isolation from long-term debt or any other measure calculated in accordance with GAAP.

Other companies, including other companies in our industry, may not use such measures or may calculate one or more of the measures differently than as presented in this earnings release, limiting their usefulness as a comparative measure. In evaluating these non-GAAP measures, you should be aware that in the future we will incur expenses that are the same as or similar to some of the adjustments made in the calculations below and the presentation of Adjusted EBITDA and Adjusted EBITDA margin should not be construed to mean that our future results will be unaffected by such adjustments. Management compensates for these limitations by using non-GAAP measures as supplemental financial metrics and in conjunction with results prepared in accordance with GAAP.

Reconciliation of net income to Adjusted EBITDA
(in millions)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019
	(unaudited)		(unaudited)
Net income	$28.8	$22.4	$41.9	$0.3
Interest expense	20.1	23.3	60.5	73.7
Depreciation and amortization	22.4	24.2	67.3	73.0
Income tax (benefit) expense	9.9	5.9	17.4	(0.5)
EBITDA[1]	81.2	75.8	187.1	146.5
Loss on sale of property, plant & equipment, net	0.6	0.5	2.0	1.6
Loss (gain) on extinguishment of debt	11.5	(0.4)	11.5	(0.4)
Impairment and exit charges[2]	1.4	0.5	3.5	1.3
Transaction costs[3]	1.0	0.7	5.5	2.0
Inventory step-up impacting margin[4]	—	—	—	0.3
Non-cash compensation[5]	2.3	2.2	7.8	4.8
Other[6]	—	(0.2)	—	3.5
Earnings from equity method investee[7]	(2.3)	(4.0)	(8.2)	(9.0)
Pro-rata share of Adjusted EBITDA from equity method investee[8]	3.3	4.9	11.1	11.9
Adjusted EBITDA	$99.0	$80.0	$220.3	$162.5
Adjusted EBITDA margin	21.6%	17.2%	18.1%	13.9%
Gross profit	$126.3	$102.1	$290.6	$229.8
Gross profit margin	27.6%	22.0%	23.9%	19.7%

1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.
5Non-cash equity compensation expense.
6Other includes one-time charges such as executive severance costs.
7Net income from Forterra's 50% ownership in the Concrete Pipe & Precast LLC ("CP&P") joint venture accounted for under the equity method of accounting.
8Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of segment EBITDA to segment Adjusted EBITDA
(in millions)

Three months ended September 30, 2020	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$64.8	$47.0	$(30.6)	$81.2
Loss on sale of property, plant & equipment, net	0.4	0.2	—	0.6
Loss on extinguishment of debt	—	—	11.5	11.5
Impairment and exit charges[2]	1.4	—	—	1.4
Transaction costs[3]	—	—	1.0	1.0
Inventory step-up impacting margin[4]	—	—	—	—
Non-cash compensation[5]	0.4	0.2	1.7	2.3
Other[6]	0.4	(0.4)	—	—
Earnings from equity method investee[7]	(2.3)	—	—	(2.3)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	3.3	—	—	3.3
Adjusted EBITDA	$68.4	$47.0	$(16.4)	$99.0
Adjusted EBITDA margin	26.7%	23.4%	NM	21.6%

Net sales	$256.6	$201.0	$—	$457.6
Gross profit	71.9	54.4	—	126.3

Three months ended September 30, 2019	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$67.4	$25.6	$(17.2)	$75.8
Loss on sale of property, plant & equipment, net	0.5	—	—	0.5
Gain on extinguishment of debt	—	—	(0.4)	(0.4)
Impairment and exit charges[2]	—	0.5	—	0.5
Transaction costs[3]	—	—	0.7	0.7
Inventory step-up impacting margin[4]	—	—	—	—
Non-cash compensation[5]	0.4	0.1	1.7	2.2
Other[6]	0.4	(0.4)	(0.2)	(0.2)
Earnings from equity method investee[7]	(4.0)	—	—	(4.0)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	4.9	—	—	4.9
Adjusted EBITDA	$69.6	$25.8	$(15.4)	$80.0
Adjusted EBITDA margin	24.8%	14.0%	NM	17.2%

Net sales	$280.7	$183.8	$—	$464.5
Gross profit	74.3	27.8	—	102.1

Nine months ended September 30, 2020	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$148.2	$109.6	$(70.7)	$187.1
Loss on sale of property, plant & equipment, net	—	2.0	—	2.0
Loss on extinguishment of debt	—	—	11.5	11.5
Impairment and exit charges[2]	1.3	2.2	—	3.5
Transaction costs[3]	—	—	5.5	5.5
Inventory step-up impacting margin[4]	—	—	—	—
Non-cash compensation[5]	1.4	0.8	5.6	7.8
Other[6]	1.2	(1.2)	—	—
Earnings from equity method investee[7]	(8.2)	—	—	(8.2)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	11.1	—	—	11.1
Adjusted EBITDA	$155.0	$113.4	$(48.1)	$220.3
Adjusted EBITDA margin	23.4%	20.5%	NM	18.1%

Net sales	$662.4	$552.2	$—	$1,214.6
Gross profit	165.8	124.8	—	290.6

Nine months ended September 30, 2019	Drainage Pipe & Products	Water Pipe & Products	Corporate and Other	Total
EBITDA[1]	$141.4	$59.3	$(54.2)	$146.5
Loss on sale of property, plant & equipment, net	1.3	0.3	—	1.6
Gain on extinguishment of debt	—	—	(0.4)	(0.4)
Impairment and exit charges[2]	0.1	1.2	—	1.3
Transaction costs[3]	—	—	2.0	2.0
Inventory step-up impacting margin[4]	0.3	—	—	0.3
Non-cash compensation[5]	1.3	0.3	3.2	4.8
Other[6]	1.2	(1.2)	3.5	3.5
Earnings from equity method investee[7]	(9.0)	—	—	(9.0)
Pro-rata share of Adjusted EBITDA from equity method investee [8]	11.9	—	—	11.9
Adjusted EBITDA	148.5	59.9	(45.9)	162.5
Adjusted EBITDA margin	21.6%	12.5%	NM	13.9%

Net sales	$686.1	$480.5	$—	$1,166.6
Gross profit	163.4	66.7	(0.3)	229.8

NM    Not meaningful
1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.
5Non-cash equity compensation expense.
6Inter-segment charges that are eliminated upon consolidation and one-time charges such as executive severance costs.
7Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.

8Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of Adjusted EBITDA for Last Twelve-Months
(in millions)

	Twelve months ended
	September 30, 2019	December 31, 2019	March 31, 2020	June 30, 2020	September 30, 2020
Net (loss) income	$(16.6)	$(7.3)	$3.6	$27.8	$34.2
Interest expense	99.1	95.0	91.1	84.9	81.8
Depreciation & amortization	99.0	97.2	95.4	93.4	91.5
Income tax (benefit) expense	(3.8)	(3.3)	4.1	10.7	14.7
EBITDA[1]	177.7	181.6	194.2	216.8	222.2
(Gain) loss on sale of property, plant & equipment, net	(0.3)	2.0	2.1	2.4	2.4
(Gain) loss on extinguishment of debt	(0.4)	(1.7)	(1.7)	(1.8)	10.1
Impairment & exit charges[2]	1.8	3.5	4.1	4.9	5.8
Transaction costs[3]	2.3	3.0	4.0	6.2	6.5
Inventory step-up impacting margin[4]	0.3	0.3	0.2	—	—
Non-cash compensation[5]	6.5	7.9	9.3	10.7	10.9
Other[6]	3.3	3.3	3.3	(0.3)	—
Earnings from equity method investee[7]	(11.4)	(10.4)	(11.7)	(11.4)	(9.7)
Pro-rate share of Adjusted EBITDA from equity method investee[8]	15.5	14.4	15.7	15.4	13.7
Adjusted EBITDA	$195.3	$203.9	$219.5	$242.9	$261.9

1For purposes of evaluating segment profit, the Company's chief operating decision maker reviews EBITDA as a basis for making the decisions to allocate resources and assess performance.
2Impairment or abandonment of long-lived assets and other exit charges.
3Legal, valuation, accounting, advisory and other costs related to business combinations and other transactions.
4Effect of the purchase accounting step-up in the value of inventory to fair value recognized in cost of goods sold as a result of business combinations.
5Non-cash equity compensation expense.
6Other includes one-time charges such as executive severance costs and gains on insurance proceeds related to the destruction property.
7Net income from Forterra's 50% ownership in the CP&P joint venture accounted for under the equity method of accounting.
8Adjusted EBITDA from Forterra's 50% ownership in the CP&P joint venture. Calculated as CP&P net income adjusted primarily to add back Forterra's pro-rata portion of CP&P's depreciation and amortization and interest expense.

Reconciliation of Long-Term Debt to Total Debt and Net Debt
(in millions)

	September 30,	December 31,	September 30,
	2020	2019	2019
Long-term debt	$948.3	$1,085.8	$1,156.0
Current portion of long-term debt	12.5	12.5	12.5
Carrying value of long-term debt	960.8	1,098.3	1,168.5
Add: Debt issuance cost and original issuance discount for Senior Term Loan	8.6	25.1	28.4
Add: Debt issuance cost and original issuance discount for Senior Secured Notes	8.4	—	—
Gross value of long-term debt	977.8	1,123.4	1,196.9
Add: Short-term finance lease liabilities	17.0	16.5	16.5
Long-term finance lease liabilities	141.4	137.4	136.6
Total debt	1,136.2	1,277.3	1,350.0
Less: Cash and cash equivalents	(32.8)	(34.8)	(43.9)
Net debt	$1,103.4	$1,242.5	$1,306.1

Reconciliation of Net Income to Adjusted EBITDA Guidance for Full Year 2020
(in millions)

	FY 2020 Adjusted EBITDA
	Low	High
Net income	$30	$40
Depreciation & amortization	90	90
Interest expense	82	82
Loss on extinguishment of debt	12	12
Income tax expense	25	30
Non-cash compensation expense	11	11
Other adjustments	15	15
Adjusted EBITDA	$265	$280

Source: Forterra, Inc.

Company Contact Information:
Charlie Brown
Executive Vice President and Chief Financial Officer
469-299-9113
IR@forterrabp.com